Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PLATFORM SPECIALTY PRODUCTS CORPORATION

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Platform Specialty Products Corporation (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.          The certificate of incorporation of the Corporation is hereby amended by deleting Article FIRST thereof in its entirety and inserting the following in lieu thereof:

“FIRST. The name of the corporation is Element Solutions Inc (the ‘Corporation’).”

2.          The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be executed and acknowledged by its duly authorized officer this 31st day of January, 2019.

PLATFORM SPECIALTY PRODUCTS CORPORATION

By:	/s/ John E. Capps
Name: John E. Capps
Title: Executive Vice President, General Counsel and Secretary